Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Cloud Data Holdings Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0001 per share	(1)	457(a)	4,312,500	$4.50	$19,406,250.00	0.0001381	$2,680.00

Total Offering Amounts:							$19,406,250.00		2,680.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,680.00

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Offering Note(s)

(1)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.